Exhibit 10.46

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) by and between Willbros United States Holdings, Inc. (“Willbros”) and Richard Cellon (“Employee”) is effective on the eighth day following the timely execution by Executive as specified below (the “Effective Date”).

PURPOSE

Willbros has informed Employee that his services as President – Downstream are no longer required. In recognition of Employee’s past service and in order to achieve a final and amicable resolution of the employment relationship in all its aspects, the parties agree as follows:

ARTICLE ONE

OBLIGATIONS AND COVENANTS OF WILLBROS

1. Termination of Employment: Employee’s employment with Willbros will terminate effective January 11, 2012 (the “Termination Date”), and he shall receive his regular base salary through that date.

2. Employment Record: Willbros will cause the personnel records maintained with regard to Employee’s employment to reflect that Employee’s separation was the result of job restructuring. Any inquiry from prospective employers will be directed to Brad MacLean, Willbros Vice President of HSE and HR. No derogatory information will be released concerning Employee’s work performance or reason for termination.

3. Separation Benefits: In consideration of the release and covenants by Employee contained herein, and in addition to the Post-Employment Benefits set forth in paragraph 4 below, to which Employee is entitled irrespective of whether this Agreement is executed, Willbros will provide Employee with Separation Benefits consisting of the following payments and subject to the following conditions:

a) Severance Payment: Severance in an amount equal to twelve (12) months of Employee’s regular base salary equaling Three Hundred Twenty-Five Thousand Dollars ($325,000.00) (the “Severance Payment”). The Severance Payment will be paid in lump sum, less applicable withholding for taxes and FICA, on the regular Willbros payday for exempt employees next following the Effective Date.

b) Outplacement Allowance: Reimbursement to the entity that provides outplacement services to the Employee for the actual costs of reasonable outplacement expenses directly related to the termination of employment hereunder, which expenses (i) are incurred and the invoice received by Willbros no later than July 1, 2012; (ii) are no greater than a maximum amount of Ten Thousand Dollars ($10,000.00) in the aggregate; and (iii) have been approved by Willbros in advance of such expenditures. Such reimbursements shall be paid on a timely basis following submission of properly completed substantiation of such expenses with the last payment being made no later than July 1, 2012.

c) COBRA Premium Reimbursement: Reimbursement of the monthly premium charge to Employee for continuation of coverage for himself and his eligible dependents in the Willbros group health plan as specified in paragraph 4, below. Such reimbursement will continue until (i) twelve months of continuation coverage have been paid, (ii) Employee obtains employment that provides medical benefits, or (iii) the end date of the Employee’s continuation eligibility pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), whichever occurs first. All payments are subject to applicable payroll withholding. Employee must comply with all COBRA continuation requirements as a condition of receipt of this benefit.

d) Timely Execution and Return of this Agreement: In order to receive the Separation Benefits, Employee must sign and return this Agreement to Willbros on or before the twenty-second day following his receipt of this Agreement and must not avail himself of the revocation provisions herein.

e) Full Compliance with Ongoing Obligations: Employee further understands and agrees that in the event of a material breach of any provision of paragraphs 2, 4, and 5 of Article Two below, which are not cured within the prescribed time period, Willbros will be entitled to withhold and cancel the Separation Benefits, if not yet paid to Employee, and, if already paid, Employee will be obligated to repay the Separation Benefits previously received.

4. Post-Employment Benefits: Irrespective of whether this Agreement is executed, revoked or otherwise deemed not effective, Employee is entitled to the following Post-Employment Benefits:

a) Employee will receive payment for any unused vacation which has accrued under the Willbros vacation policy as of the Termination Date. Such vacation pay will be subject to applicable payroll withholding and will be paid on the next regular payday after the Termination Date.

b) Coverage under the Willbros group health plan will terminate at the end of the month in which Employee’s employment ends. Employee and his dependents will be eligible to continue coverage for a limited period of time pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as detailed in information concerning coverage continuation rights which will be separately mailed to Employee.

c) Employee has been granted Eleven Thousand Two Hundred Fifty (11,250) shares of restricted stock under the Willbros Group, Inc. 1996 Stock Plan, as amended (the “1996 Stock Plan”), and Twenty-Four Thousand One Hundred Sixty-Seven (24,167) shares under the Willbros Group, Inc. 2010 Stock Plan, as amended (the “2010 Stock Plan”) the ownership of which has not yet vested in Employee pursuant to the terms of the Restricted Stock Award Agreements (“Award Agreements”) evidencing such grants. All such shares of restricted stock granted to Employee shall vest in full on the Termination Date. Employee acknowledges that withholding taxes will be due on such shares when vested. Employee may satisfy the withholding requirement in whole by paying cash to the Willbros to discharge the withholding obligation, such payment to be made no later than twelve (12) days following the Termination Date. If the Employee does not elect to satisfy the withholding requirement by paying cash in accordance with the preceding sentence, Employee hereby agrees that Willbros may withhold shares of restricted stock having a Fair Market Value (as defined in the 1996 Stock Plan and the 2010 Stock Plan, respectively) equal to the minimum statutory total tax which is to be withheld on the transaction. In addition to the foregoing, pursuant to a Restricted Stock Units Award Agreement dated March 23, 2011 (the “RSU Award Agreement”) Employee has been granted 8,333 performance-based restricted stock units (at Target) under the 2010 Stock Plan (the “RSUs”). Under terms of the RSU Award Agreement, in the event that all or some of the RSUs become “Earned RSUs” (as defined in, and determined in accordance with, the RSU Award Agreement), the restrictions on the Earned RSUs shall lapse (and the Earned RSUs shall vest) on the Certification Date (as defined in the RSU Award Agreement). In the event any RSUs become Earned RSUs and vest, Employee acknowledges that withholding taxes will be due on such shares when vested. Employee may satisfy the withholding requirement in whole by paying cash to the Willbros to discharge the withholding obligation, such payment to be made no later than twelve (12) days following the date of notice to Employee of the vesting on any Earned RSUs. If the Employee does not elect to satisfy the withholding requirement by paying cash in accordance with the preceding sentence, Employee hereby agrees that Willbros may withhold shares of restricted stock having a Fair Market Value (as defined in the 2010 Stock Plan) equal to the minimum statutory total tax which is to be withheld on the transaction.

d) Neither this Agreement nor the release contained herein shall waive Employee’s right to any vested benefit under a Willbros plan in which he is a qualified participant, including but not limited to any benefits under a pension or retirement plan.

ARTICLE TWO

OBLIGATIONS AND COVENANTS OF EMPLOYEE

1. Waiver of Reinstatement and Future Employment: Employee forever waives and relinquishes any right or claim to reinstatement to active employment with Willbros and its parent, and each of their respective affiliates, subsidiaries, divisions, and successors. Employee further acknowledges that Willbros has no obligation to rehire or return him to active duty at any time in the future.

2. Statements Relating to Willbros: Employee agrees that he will not, in any way, at any time in the future, communicate, orally or in writing, to other parties, any negative, derogatory, misleading, defamatory, harmful, malicious, damaging or inflammatory information, or make such remarks or statements, about Willbros and its parent, and their respective affiliates, subsidiaries, divisions, and successors, and their respective operations, directors, officers, managers and employees (collectively the “Protected Parties”). For purposes of this provision, prohibited communications shall include, but not be limited to, statements reasonably calculated to dissuade any customer or potential customer from doing business with the Protected Parties, statements denigrating the business judgment or acumen of the management and employees of the Protected Parties, and statements raising doubts concerning the financial condition and professional abilities of the Protected Parties. Nothing contained herein shall prohibit Employee from providing truthful information in response to an investigatory inquiry by a governmental agency or in response to a properly issued subpoena. Employee understands and agrees that this provision is not a mere recital or merely incidental to this Agreement but is fundamental to the inducement for Willbros to execute this Agreement.

3. Release: Except for the obligations specifically set forth in this Agreement, Employee fully and forever relieves, releases, and discharges Willbros, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment with and termination from Willbros, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. §206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., which provides medical and family leave; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Employee of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Willbros has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. Employee is releasing all claims, known and unknown related to his employment and termination of employment with Willbros which exist at the time of the execution of this Agreement. Employee is not waiving any rights or claims that may arise after this Agreement is signed by Employee nor is Employee waiving any rights to indemnification or to coverage under the Willbros Directors and Officers Liability Insurance for any claims arising from his performance of duties while employed by Willbros.

4. Confidentiality and Non-disclosure: Employee agrees to forever keep the content of this Agreement confidential, and will not disclose its nature, terms, and substance to any person without prior written consent of Willbros, except as necessary in the course of preparing and filing appropriate income tax returns, any legal proceedings based upon the provisions and terms hereof, pursuant to court order after the most prompt practicable prior notice to Willbros, or as may be required by law. It shall not be a violation of this Agreement for Employee to provide a copy of this Agreement to a prospective employer for the purpose of informing such employer of Employee’s continuing obligations to Willbros. Further, during his employment Employee has been given access to or has developed information which is confidential, proprietary in nature, and/or qualifies as a trade secret. All such information and material shall be treated by Employee as confidential information to be protected from disclosure or unauthorized use. Such confidentiality may be waived only by the written consent of Willbros, provided however, that nothing contained herein shall prohibit Employee from reporting any violation of law or cooperating in any law enforcement or regulatory investigation involving Willbros, their officers, directors, employees and agents. As used herein, confidential information shall specifically include, but not be limited to: (a) information relating to the manner in which Willbros and its affiliates do business, including but not limited to, their business plans, business strategy, financial results, software and computer systems, asset values, manufacturing processes, product development, product pricing and margins, and their sale and acquisition information and strategy; (b) information related to any pending or contemplated claims, litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings involving Willbros or its affiliates; (c) information relating to contractual obligations of Willbros or its affiliates to third parties; and (d) personnel information, including but not limited to, employee performance, salaries, benefits, and employee contracts.

5. Continuing Obligations of Employee: Employee acknowledges that the Separation Benefits are benefits to which he is not otherwise entitled and therefore comprise adequate consideration for Employee’s fulfillment of the obligations contained herein, including but not limited to, those restrictive covenants set forth below. Accordingly, Employee shall comply with the following continuing obligations for a period of one (1) year from the Termination Date:

a) Cooperation: Employee agrees to be available by email or telephone to provide transitional information, advice and counsel to Willbros and its affiliates in matters related to Employee’s former responsibilities.

b) Litigation Assistance: Employee shall, upon reasonable notice, furnish such information and assistance to Willbros or its affiliates as may reasonably be required by litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings involving Willbros or its affiliates. This obligation includes, without limitation, meeting with counsel for Willbros or their affiliates at reasonable times upon their request, and providing testimony in court, before an arbitrator, or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to Employee. Willbros will reimburse Employee for all reasonable out-of-pocket expenses incurred in rendering such assistance.

c) Employees: Employee shall not, directly or indirectly, either for himself or any other person, (i) induce or attempt to induce any employee of Willbros or its affiliates to leave the employ of Willbros or its affiliates, (ii) in any way interfere with the relationship between Willbros and its affiliates with any of their respective employees, or (iii) employ, or otherwise engage as an employee, independent contractor, advisor, consultant or otherwise, any employee of Willbros or its affiliates or any former employee who left the employ of Willbros or an affiliate of Willbros within one (1) year following the termination of Employee’s employment with Willbros.

d) Customers: Employee shall not directly, or indirectly by assisting others, contact or do business with any customer of Willbros or its affiliates for purposes of providing products or services that are competitive with those provided, or being studied or developed, by Willbros or one or more of its affiliates. This covenant applies to those customers and the related entities of those customers to which Willbros or one or more of its affiliates sold products or services at any time during the one year period prior to the date of termination of Employee’s employment with Willbros. There are two exemptions to this covenant: (1) the restriction does not apply to the Naval Facilities Engineering Command (NAVFAC), except for ongoing work associated with Willbros’ existing Petroleum, Oils, and Lubricants (POL) Multiple Award Contract, and (2) the restriction also does not apply to the Defense Logistics Agency (DLA), except for work associated with Contractor Owned, Contractor Operated (COCO), or Government Owned, Contractor Operated (GOCO) fuel facilities and operations.

e) Remedies: The parties recognize that, because of the nature of the subject matter of paragraphs 2, 4 and 5 of this Article Two, it would be impracticable and extremely difficult to determine the actual damages suffered by Willbros in the event of a material breach of these paragraphs by Employee. Accordingly, if Employee commits a material breach, or threatens to commit a material breach, of any of the provisions of these paragraphs, Willbros or any of its affiliates, successors or assigns shall give Employee written notice of such violation and, if Employee has not cured such violation or otherwise ceased to act in violation of such provision(s) of these paragraphs within ten (10) days after the giving of such notice (provided, that the curing of such violation shall not prevent Willbros from seeking the recovery of actual damages resulting from such violation), Willbros or any of its affiliates, successors or assigns shall have the following rights and remedies:

(i) to have the provisions of paragraphs 2, 4 and 5 of the Obligations and Covenants of Employee specifically enforced by any court having equity jurisdiction, without the posting of bond or other security, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to Willbros and that an injunction may be issued against Employee to stop or prevent any such breach or threatened breach;

(ii) to recover costs and attorneys fees associated with the enforcement of its rights under the provisions of paragraphs 2, 4 and 5 of this Article Two;

(iii) to recover such actual damages as Willbros or its affiliates may incur as a result of such breach or threatened breach; and

(iv) to cease the Separation Benefits and to recover any portion of such payments previously paid to Employee pursuant to the provisions of this Agreement.

6. Return of Property: Employee will return to Willbros upon termination of employment, any and all property in his possession belonging to Willbros, its parent and their respective subsidiaries, operating units, affiliates and divisions, including without limitation, computers, other communication devices (except for the cell phone and iPad issued to Employee ownership of which will be transferred to Employee), office equipment, files, reports, manuals and keys.

ARTICLE THREE

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTIES

The parties represent, warrant, acknowledge, covenant and agree as follows:

1. By signing this Agreement, Employee acknowledges that he has been advised by Willbros to discuss this Agreement with an attorney before signing this Agreement.

2. Employee acknowledges that he received this Agreement on January 11, 2012 and has been extended a period of twenty-one (21) days within which to consider its provisions.

3. For a period of seven (7) days following Employee’s execution of the Agreement, Employee may revoke this Agreement by notifying Willbros, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

4. Employee acknowledges and agrees that the Separation Benefits constitute full satisfaction of any and all claims arising from Employee’s employment with and termination from Willbros, including but not limited to, any and all claims for unpaid wages, bonuses or other compensation and constitutes consideration to which Employee is not otherwise entitled under any Willbros plan, program or prior agreement.

ARTICLE FOUR

GENERAL PROVISIONS

1. No Admission of Liability: This Agreement and compliance with this Agreement shall not be construed as an admission by Willbros of any liability whatsoever, or as an admission by Willbros of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract. Employee acknowledges that he is not aware of any violation by Willbros of his rights or the rights of any other person, or any violation by Willbros of any order, law, statute, duty or contract.

2. Severability: In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible and subject to judicial reformation with respect to scope, time and geographic area, and, in such lesser scope, time and geographic area, will be effective, binding and enforceable against Employee to the maximum extent permitted by law.

3. Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law or other provision that would require reference to the laws of another jurisdiction, and the parties hereby agree to submit all disputes not amicably resolved to the exclusive jurisdiction of the federal and state courts located in Harris County, Texas.

4. Entirety and Integration: Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties related to Employee’s employment and/or termination of employment by Willbros. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

5. Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

Dated: January 17, 2012	/s/ Richard Cellon
Richard Cellon

WILLBROS UNITED STATES HOLDINGS, INC.

Dated: January 18, 2012	By:	/s/ James Gibson
	Its:	Chief Operating Officer

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